Exhibit 10.2

AMENDMENT NUMBER ONE TO THE
COMMERCIAL METALS COMPANY
2006 LONG-TERM EQUITY INCENTIVE PLAN

This AMENDMENT NUMBER ONE TO THE COMMERCIAL METALS COMPANY 2006 LONG-TERM EQUITY INCENTIVE PLAN (this “Amendment”), effective as of January 28, 2010, is made and entered into by Commercial Metals Company, a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Commercial Metals Company 2006 Long-Term Equity Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, subject to stockholder approval, the Board desires to amend the Plan to (i) increase the aggregate number of shares of Common Stock that may be issued or delivered under the Plan set forth in Article 5 of the Plan, (ii) add certain restrictions to the share reuse provisions of the Plan, (iii) place limitations on the number of “Full Value Awards” that may be granted pursuant to the Plan, (iv) remove a restriction requiring the Committee to reduce the Award Period for Participants who have incurred a Termination of Service; and (v) reduce the Award Period for Incentives granted under the Plan from ten years to seven years; and

WHEREAS, the Board plans to submit the proposal to amend the Plan to the Company’s stockholders at the 2010 Annual Meeting of Stockholders.

NOW, THEREFORE, in accordance with Article 9 of the Plan, subject to stockholder approval, the Company hereby amends the Plan as follows:

1. Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1  Number of Shares Available for Awards.  Subject to adjustment as provided in Articles 11 and 12 and the limitations on Full Value Awards as provided in Section 5.3, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 10,000,000 shares, of which 2,000,000 shares may be delivered pursuant to Incentive Stock Options. Subject to adjustment pursuant to Articles 11 and 12, no Participant may receive in any fiscal year of the Company, Awards that exceed an aggregate of more than 200,000 shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

2. Section 5.2 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.2:

5.2  Reuse of Shares.  To the extent that any Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part on or after the Effective Date, then the number of shares of Common Stock covered by the Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. Shares of Common Stock subject to an Award under the Plan may not again be made available for issuance under the Plan and shall reduce the number of shares available for future issuances under the Plan if such shares of Common Stock are (i) shares of Common Stock that were subject to a Stock Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Stock Option or SAR; (ii) shares of Common Stock delivered or withheld by the Company to pay the exercise price or the withholding tax obligations associated with Awards; or (iii) shares of Common Stock repurchased by the

Company on the open market or otherwise using the proceeds of the exercise of a Stock Option or stock-settled SAR by a Participant. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be settled only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company and shares canceled on account of termination, expiration or lapse of an Award, shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

3. Article 5 of the Plan is hereby amended by adding the following new Section 5.3:

5.3  Limitation on Full Value Awards.  Subject to adjustment as provided in Articles 11 and 12, no more than 7,000,000 of the shares of Common Stock that may be delivered pursuant to Awards under Section 5.1(a) may be delivered pursuant to Full Value Awards. For purposes hereof, the term “Full Value Award” shall mean any Award with a net benefit to the Participant, without regard to any restrictions such as those described in Section 6.4(b), equal to the aggregate Fair Market Value of the total shares of Common Stock subject to the Award. Full Value Awards include Restricted Stock and Restricted Stock Units, but do not include Stock Options and SARs.

4. Section 7.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 7.1:

7.1  Award Period.  Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of seven (7) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

5. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

COMMERCIAL METALS COMPANY

By:	/s/ Murray R. McClean
Name: Murray R. McClean

Title: President, Chief Executive Officer, and Chairman of the Board of Directors

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